                                                                  Exhibit (b)(1)

                                                                        Postbank
Page 13

Bayerische Landesbank                   Corporate Customers
                                        Domestic &
                                        International

                               [stamp:]
                               Deutsche Post AG
                               General Manager
                               Rec'd April [20], 1999
                               Dr. Boecken, Division Manager
                               - Secretary's Office -

Deutsche Post AG
Dr. Bernd Boecken
Division Manager
Corporate Financing
53105 Bonn


Your Letter of      Please reference in            Telephone         Date
                    correspondence Our File
                    -2456-/Martin Kellner      (0 89) 21 7-2382  April 20, 1999

Re: Credit Line for DM 1.5 Billion


Dear Dr. Boecken:

We refer to our recent conversations. We are pleased to confirm our willingness to extend to Deutsche Post AG, Bonn, a credit line of

                              DM 1,500,000,000
                              ----------------
              (one billion five hundred million German marks).

The credit line is valid until

                               April 19, 2000.

During the term of the credit line it may be utilized through all versions of short-term credit transactions, e.g. current accounts, money transactions, taking out euro loans (at our discretion through our foreign branches or subsidiaries). Foreign exchange transactions may also be offset against the credit line.
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                                                                        Postbank
Page 14


We will agree on the conditions upon conclusion of each credit transaction. You will receive a separate confirmation of such conclusions, which will become an integral part of the agreement.

                                                                    [letterhead]

                                                                        Postbank
Page 15

Bayerische Landesbank                                   Page 2

                                                        of Letter Dated
                                                        April 20, 1999

It has also been agreed that during the term of the credit line you will provide to us your annual financial statements certified by an auditing company (individual and consolidated financial statements), no later than nine months after the balance sheet closing date. Moreover, you will provide upon our request more extensive notes to the financial statements.

For the duration of the period in which we extend this credit, you promise not to rank other creditors higher with respect to collateral and information than our bank for comparable credits extended or yet to be extended (non-discrimination declaration).

In addition, our General Terms and Conditions apply; you already have them on file.

Please indicate your agreement with the above conditions by signing the attached copy of this letter with binding force and returning it to us.

We are looking forward to continuing our pleasant business relationship.

Bayerische Landesbank Girozentrale


s/                                                      s/
Norbert Enck                                            Martin Kellner


Enclosure